Pricing Supplement No. U1679 To the Underlying Supplement dated May 4, 2015, Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 August 9, 2016
Financial Products	$2,055,000 High/Low Coupon Callable Yield Notes due August 13, 2018 Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index

General

•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.

•	Subject to Early Redemption, we will pay coupons at a rate per annum that will depend on whether a Knock-In Event occurs. If a Knock-In Event does not occur, we will pay a coupon on each Coupon Payment Date at an Applicable Rate of 9.00% per annum. If a Knock-In Event occurs during any Observation Period, we will pay a coupon on the immediately following Coupon Payment Date and each subsequent Coupon Payment Date at an Applicable Rate of 1.00% per annum. Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.

•	We may redeem the securities, in whole but not in part, on any Coupon Payment Date scheduled to occur on or after February 13, 2017 but prior to the Maturity Date. No coupons will be payable following an Early Redemption.

•	Investors (i) should be willing to forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) should be willing to lose some or all of their investment if a Knock-In Event occurs.

•	Senior unsecured obligations of Credit Suisse maturing August 13, 2018. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities priced on August 9, 2016 (the “Trade Date”) and are expected to settle on August 12, 2016 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions (2)	Proceeds to Issuer
Per security	$1,000.00	$7.00	$993.00
Total	$2,055,000.00	$14,385.00	$2,040,615.00

(1) Certain fiduciary accounts may pay a purchase price of at least $993.00 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates will pay discounts and commissions of $7.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $988.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August 9, 2016

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the lowest performing of the S&P 500® Index and the Russell 2000® Index. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
S&P 500® Index	SPX <Index>	2181.74	1309.04
Russell 2000® Index	RTY <Index>	1231.745	739.047
Applicable Rates:	•	If a Knock-In Event does not occur, we will pay a coupon on each Coupon Payment Date at an Applicable Rate of 9.00% per annum.
	•	If a Knock-In Event occurs during any Observation Period, we will pay a coupon on the immediately following Coupon Payment Date and each subsequent Coupon Payment Date at an Applicable Rate of 1.00% per annum.
Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.
Coupon Payment Dates:	Subject to Early Redemption, coupons will be paid in arrears at the Applicable Rate on November 14, 2016, February 13, 2017, May 12, 2017, August 14, 2017, November 13, 2017, February 12, 2018, May 14, 2018 and the Maturity Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted in respect of any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will be payable following an Early Redemption. Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the coupon payable on the Early Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Amount or the Redemption Amount, as applicable, is payable.
Redemption Amount:	At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. Subject to Early Redemption, the Redemption Amount will be determined as follows:
•	If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, you will not receive more than the principal amount of your securities at maturity. Therefore, unless the Final Level of each of the Underlyings is equal to or greater than its Initial Level, the Redemption Amount will be less than the principal amount of the securities. You could lose your entire investment.
•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:	We may redeem the securities in whole, but not in part, on any Coupon Payment Date scheduled to occur on or after February 13, 2017 but prior to the Maturity Date, upon notice to the trustee on or before the immediately preceding Observation Date at 100% of the principal amount of the securities (the “Early Redemption Amount”), together with the coupon payable on that Coupon Payment Date (the “Early Redemption Date”).
Knock-In Event:	A Knock-In Event will occur if, on any trading day during any Observation Period, the closing level of any Underlying is less than its Knock-In Level.
Knock-In Level:	For each Underlying, as set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will equal the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level − Initial Level Initial Level

Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Periods:	There are eight quarterly Observation Periods. The first Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.
Observation Dates:	November 9, 2016, February 8, 2017, May 9, 2017, August 9, 2017, November 8, 2017, February 7, 2018, May 9, 2018 and the Valuation Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Valuation Date:	August 8, 2018, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	August 13, 2018, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
CUSIP:	22548QDU6

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total coupon payments on the securities), both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples below assume that (i) the securities are not redeemed prior to maturity, (ii) we will pay a coupon on each Coupon Payment Date at an Applicable Rate of 9.00% per annum if a Knock-In Event does not occur, (iii) we will pay a coupon on the immediately following Coupon Payment Date and each subsequent Coupon Payment Date at an Applicable Rate of 1.00% per annum if a Knock-In Event occurs, (iv) the term of the securities is exactly 2 years and (v) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying. The actual Applicable Rates and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon payment.

The hypothetical Redemption Amounts and total coupon payments set forth below are for illustrative purposes only. The actual Redemption Amount and total coupon payments applicable to a purchaser of the securities will depend on whether on any trading day during any Observation Period the closing level of any Underlying is less than its Knock-In Level and on the Final Level of the Lowest Performing Underlying. It is not possible to predict whether a Knock-In Event will occur, and, in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level.

You will not be entitled to participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event does not occur)	Total Coupon Payments	Total Payment
$1,000.00	50.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	40.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	30.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	20.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	10.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	0.00%	0.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	−10.00%	−10.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	−20.00%	−20.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	−30.00%	−30.00%	$1,000.00	$180.00	$1,180.00
$1,000.00	−40.00%	−40.00%	$1,000.00	$180.00	$1,180.00

TABLE 2: A Knock-In Event DOES occur

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs)	Total Coupon Payments
$1,000.00	50.00%	0.00%	$1,000.00
$1,000.00	40.00%	0.00%	$1,000.00
$1,000.00	30.00%	0.00%	$1,000.00
$1,000.00	20.00%	0.00%	$1,000.00
$1,000.00	10.00%	0.00%	$1,000.00
$1,000.00	0.00%	0.00%	$1,000.00	(See table below)
$1,000.00	−10.00%	−10.00%	$900.00
$1,000.00	−20.00%	−20.00%	$800.00
$1,000.00	−30.00%	−30.00%	$700.00
$1,000.00	−40.00%	−40.00%	$600.00
$1,000.00	−50.00%	−50.00%	$500.00
$1,000.00	−60.00%	−60.00%	$400.00
$1,000.00	−70.00%	−70.00%	$300.00
$1,000.00	−80.00%	−80.00%	$200.00
$1,000.00	−90.00%	−90.00%	$100.00
$1,000.00	−100.00%	−100.00%	$0.00

Time of First Knock-In Event	Total Coupon Payments
From Trade Date to first Observation Date	$20.00
From first Observation Date to second Observation Date	$40.00
From second Observation Date to third Observation Date	$60.00
From third Observation Date to fourth Observation Date	$80.00
From fourth Observation Date to fifth Observation Date	$100.00
From fifth Observation Date to sixth Observation Date	$120.00
From sixth Observation Date to seventh Observation Date	$140.00
From seventh Observation Date to eighth Observation Date	$160.00

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the applicable total coupon payments on the securities.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: A Knock-In Event occurs because on a trading day during an Observation Period the closing level of an Underlying is less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Lowest closing level of the Underlying during any Observation Period	Final Level
SPX	100% of Initial Level	110% of Initial Level
RTY	40% of Initial Level	40% of Initial Level

Since the closing level of RTY on a trading day during an Observation Period is less than its Knock-In Level, a Knock-In Event occurs. RTY is also the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Underlying Return	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −60%
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.40
	=	$400

Even though the Final Level of SPX is above its Initial Level, you will not benefit in any appreciation of SPX and you will be exposed to the depreciation in the Lowest Performing Underlying.

Example 2: A Knock-In Event occurs because on a trading day during an Observation Period the closing level of an Underlying is less than its Knock-In Level; the closing level of the Lowest Performing Underlying on any trading day during every Observation Period is never less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Lowest closing level of the Underlying during any Observation Period	Final Level
SPX	50% of Initial Level	110% of Initial Level
RTY	80% of Initial Level	80% of Initial Level

Since the closing level of SPX on a trading day during an Observation Period is less than its Knock-In Level, a Knock-In Event occurs. RTY is the Lowest Performing Underlying, even though its closing level on any trading day during any Observation Period is never less than its Knock-In Level.

Therefore, the Redemption Amount is determined as follows:

Underlying Return	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −20%
	=	−20%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.80
	=	$800

Even though the Final Level of SPX is above its Initial Level, you will not benefit in any appreciation of SPX and you will be exposed to the depreciation in the Lowest Performing Underlying.

Example 3: A Knock-In Event occurs because on a trading day during an Observation Period the closing level of an Underlying is less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Lowest closing level of the Underlying during any Observation Period	Final Level
SPX	40% of Initial Level	110% of Initial Level
RTY	90% of Initial Level	120% of Initial Level

Since the closing level of SPX on a trading day during an Observation Period is less than its Knock-In Level, a Knock-In Event occurs. SPX is also the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Underlying Return	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) 10%
	=	0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1
	=	$1,000

Example 4: A Knock-In Event does not occur because on every trading day during every Observation Period the closing level of every Underlying is greater than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during any Observation Period	Final Level
SPX	80% of Initial Level	110% of Initial Level
RTY	85% of Initial Level	110% of Initial Level

Since the closing level of each Underlying on any trading day during every Observation Period was never less than its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any coupons. If a Knock-In Event occurs and the Final Level of any Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the securities, you may nevertheless suffer a loss on your investment in the securities in real value terms. This is because inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of coupon payments you receive over the term of the securities will depend on whether a Knock-In Event occurs during an Observation Period. So long as a Knock-In Event does not occur, we will pay a coupon on each Coupon Payment Date at an Applicable Rate of 9.00% per annum; however, if a Knock-In Event occurs during any Observation Period, we will pay a coupon on the immediately following Coupon Payment Date and each subsequent Coupon Payment Date at an Applicable Rate of 1.00% per annum. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the total coupon payments are variable.

In addition, if rates generally increase over the term of the securities, it is more likely that the coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real value terms. Furthermore, it is possible that you will not receive some or all of the coupon payments over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than its Knock-In Level on any trading day during any Observation Period, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Knock-In Levels) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, relatively lower Knock-In Levels may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS UNPAID COUPONS AT THE APPLICABLE RATE, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus unpaid coupons at the Applicable Rate, at maturity or upon early redemption. Even if the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly 2 years, the maximum amount payable with respect to the securities is $1,180 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	IF A KNOCK-IN EVENT OCCURS DURING ANY OBSERVATION PERIOD, THE APPLICABLE RATE WILL BE 1.00% PER ANNUM — If a Knock-In Event occurs during any Observation Period, we will pay a coupon on the immediately following Coupon Payment Date and each subsequent Coupon Payment Date at an Applicable Rate of 1.00% per annum. For example, if a Knock-In Event occurs during the Observation Period from the Trade Date to the first Observation Date, the maximum amount of coupon payments you will be entitled to receive, assuming the term of the securities is exactly 2 years, is $20 per $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO BE PAID COUPONS OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption on any Coupon Payment Date scheduled to occur on or after February 13, 2017 but prior to the Maturity Date, upon notice to the trustee on or before the immediately preceding Observation Date. Market events could affect our decision to redeem the securities. For example, it is more likely that Credit Suisse will redeem the securities prior to the Maturity Date at a time when Credit Suisse believes it will be likely to make coupon payments on each Coupon Payment Date at the higher Applicable Rate per annum over the term of the securities and could issue a comparable debt security with a lower coupon rate.

If the securities are redeemed prior to the Maturity Date, you will be entitled to receive a cash payment equal to the principal amount of your securities and any unpaid coupon payable at the Applicable Rate on such Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to be paid coupons from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS —The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) a Knock-In Event occurs with respect to at least one of the Underlyings and (ii) if a Knock-In Event has occurred, the Final Level of at least one of the Underlyings will be less than its Initial Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the price to public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which would limit the value of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the assets that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any Observation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2011 through August 9, 2016. The closing level of the S&P 500® Index on August 9, 2016 was 2181.74. The closing level of the Russell 2000® Index on August 9, 2016 was 1231.745. We obtained the historical information below from Bloomberg, without independent verification. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the S&P 500® Index and the Russell 2000® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes but believes that it is reasonable to treat the securities as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the Underlyings for an amount equal to the Deposit (as defined below) if the Underlyings decline to a defined floor level and end up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the Underlyings. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the Underlyings for all U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.” If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.993%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Securities

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the securities. A U.S. Holder’s tax basis in the securities generally is equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units). If the Underlyings are shares in a non-U.S. company, including ADSs, you may be subject to the passive foreign investment company (“PFIC”) rules (see “Passive Foreign Investment Company Rules” below).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Passive Foreign Investment Company Rules

If the securities provide for the payment of the redemption amount in physical shares or units of the Underlyings and such physical shares or units constitute an ownership interest in a PFIC, U.S. Holders generally would be subject to adverse U.S. federal income tax consequences if physical shares or units are received. If the physical shares or units received were to constitute an ownership interest in a PFIC, a U.S. Holder would be required to (1) allocate the amount of any “excess distribution” in respect of the PFIC (including any gain realized from the disposition of an interest in the PFIC) ratably to each day in its holding period for the physical shares or units (which, as noted above, would begin on the day after delivery of the physical shares or units), (2) pay tax on the excess distribution at the maximum tax rate in effect for each taxable year to which the excess distribution is allocable, and (3) pay additional tax equal to interest accruing (at the rate charged for underpayments of U.S. federal tax) on the tax determined under (2) above, accruing from (a) the beginning of the due date (without regard to extensions) for the filing of tax returns for the taxable years to which the excess distribution is allocated under (1) above, to (b) the due date for the taxable year in which the excess distribution occurred. Also, if the physical shares or units received were treated as an ownership interest in a PFIC, an individual U.S. Holder would not get a step-up in tax basis to the fair market value upon the holder’s death. A U.S. Holder would also be required to file IRS Form 8621 for each year in which the U.S. Holder (i) recognizes gain on the direct or indirect disposition of the physical shares, (ii) receives certain direct or indirect distributions from us, or (iii) makes any of certain reportable elections (including a mark-to-market election). In addition, subject to certain exceptions applicable to de minimis shareholdings, each U.S. Holder who is direct or indirect a shareholder of a PFIC is required to file an annual report on IRS Form 8621. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such form is filed.

You should consult with your tax advisor regarding the possible application of the PFIC rules to the securities.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.

Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S. owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $7.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms. We may also sell the securities to CSSU as principal for its own accounts. If a substantial portion of the securities held by CSSU were to be offered for sale in the secondary market, if any, following the offering of the securities, the value of the securities may fall.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 29, 2016 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 29, 2016. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 29, 2016, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 29, 2016. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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